Exhibit 99.1


FOR IMMEDIATE RELEASE For more information, contact:
                                                              Investor Relations
                                                                  (972) 699-4041
                                                       Email: investor@kaneb.com

                            KANEB Addresses Concerns

               Kaneb Services LLC yesterday reported 2Q03 earnings (before gain on issuance of units by KPP) of $.47 per share compared with $.45 per share in second quarter last year

DALLAS, TX (August 1, 2003) - KANEB yesterday reported its second quarter results for the period ended June 30, 2003. The Kaneb Companies are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE: KPP, the "Partnership"). Kaneb Services LLC's wholly owned subsidiary, Kaneb Pipe Line Company LLC, is the Partnership's General Partner.

KANEB has received a number of calls from KSL shareholders reflecting concern over the reported decrease in net earnings for the second quarter ended June 30, 2003 compared to the prior year quarter. In the press release and supplemental information announcing its quarterly earnings yesterday, Kaneb noted that the reported net earnings of KSL for the second quarter of 2002 were $14,128,000, or $1.20 per share, which included a non-cash amount of $8,770,000, or $.75 per share, in gain on issuance of units by KPP. The gain on issuance of units simply reflects a non-cash adjustment of KSL's basis in KPP.

Kaneb noted in the quarterly earnings press release and supplemental information that KSL's income before the gain on issuance of units by KPP for the second quarter ended June 30, 2003 was $5,488,000, or $.47 per share, compared to $5,358,000, or $.45 per share, for the prior year's second quarter.

"As we reported yesterday and discussed in this morning's conference call, KANEB had an excellent second quarter," said John R. Barnes, Chairman and Chief Executive Officer of KANEB. "The non-cash gain on issuance of units reported by KSL in the second quarter last year had no effect on our operations. The key to KSL's business is earnings from KPP, which increased a solid 18 percent in the second quarter of this year."

The periodic issuance of additional units by KPP to the public is an integral part of the permanent financing of the acquisitions, which provide a significant part of KPP's growth. Every time that KPP issues new public units, KSL records its proportionate share of the increase in the financial basis of the aggregate partners' capital of KPP as a gain on the issuance of units by KPP. Over the last six quarters, KSL recorded gains on issuance of units by KPP of $10,898,000 in the first quarter of 2003; $7,550,000 in the fourth quarter of 2002; $8,770,000 in the second quarter of 2002 and $8,562,000 in the first quarter of 2002.



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ABOUT KANEB

KANEB is a single business represented by two separate publicly traded entities on the New York Stock Exchange. KANEB's business is focused on mid-stream energy assets -- refined petroleum product pipelines, and petroleum and specialty liquids storage and terminaling facilities. KANEB is a major transporter of refined petroleum products in the Midwest and is the third largest independent liquids terminaling company in the world. Worldwide operations include facilities in 29 states, the District of Columbia, Canada, the Netherlands Antilles, Australia, New Zealand and the United Kingdom. Its publicly traded entities are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P., (NYSE: KPP, "the Partnership").

Kaneb Services LLC was formed as a limited liability company in 2001 from assets previously held by Kaneb Services, Inc. (now Xanser Corporation). Those assets include the KPP general partner interest and incentive as well as 5.1 million Partnership units, a wholesale petroleum product marketing company, and a wholly owned subsidiary, Kaneb Pipe Line Company LLC, that manages and operates the pipeline and terminaling assets of KPP. KSL is a unique limited liability company, the only publicly traded, cash distributing entity taxed as a partnership that owns the general partner interest of another publicly traded master limited partnership.

Kaneb Pipe Line Partners, L.P., a master limited partnership, was formed in 1989 to own a 2,075 mile common carrier pipeline system from Kansas to North Dakota that has been managed by Kaneb Pipe Line Company LLC since 1953. Pipeline acquisitions in 1995 and 1998 added 725 miles of pipeline in Colorado, Iowa, South Dakota and Wyoming. In 2002, the Partnership acquired the largest fertilizer pipeline in the country, a 2,000-mile pipeline system that runs from the Louisiana Gulf Coast to the upper Midwest states. In December 2002, the Partnership acquired a 400 mile products pipeline and four terminals in North Dakota and Minnesota. The Partnership entered the liquids terminaling business with a large acquisition in 1993, and has more than tripled the size of this operation through subsequent acquisitions. In 2001, the Partnership completed a $165 million acquisition of seven West Coast, U.S. terminals. In 2002, the Partnership completed a $300 million acquisition of two world-class terminaling facilities located in Point Tupper, Nova Scotia, Canada and on the island of St. Eustatius in the Netherlands Antilles and the acquisition of eight bulk liquid storage terminals in Australia and New Zealand.